Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
85 Oxford Drive
Moonachie, NJ 07074

CONTACT:	Emerson Radio Corp.
Robert Maffei
Investor Relations Manager
(973) 428-2098

Wednesday, September 7, 2011

EMERSON RADIO CORP. ANNOUNCES APPOINTMENT OF CHIEF EXECUTIVE OFFICER AND APPOINTMENT OF DIRECTOR TO FILL VACANCY

MOONACHIE, N.J. – September 7, 2011 – Emerson Radio Corp. (NYSE AMEX: MSN) today announced that, effective as of August 31, 2011, Duncan Hon, age 50, was appointed as Chief Executive Officer of Emerson Radio Corp. (“the Company”). Mr. Hon has served as the Company’s Deputy Chief Executive Officer since November 2009 and as a director since February 2009. He continues in his role as a director of the Company. Concurrent with Mr. Hon’s appointment as Chief Executive Officer of the Company, the position of Deputy Chief Executive Officer was eliminated.

The Company also announced that its Board of Directors appointed Mr. Vincent Fok, age 41, as a director of the Company, to fill a vacancy on the Board. Mr. Fok is a senior managing director of FTI Consulting (Hong Kong) Limited, a global advisory firm assisting companies to protect and enhance enterprise value, and was appointed by the High Court of Hong Kong on May 31, 2011 as one of two Joint and Several Liquidators over The Grande Holdings Limited (Provisional Liquidators Appointed), which indirectly, through a wholly-owned subsidiary, is a controlling shareholder of the Company.

About Emerson Radio Corp.

Emerson Radio Corporation (NYSE AMEX: MSN), founded in 1948, is headquartered in Moonachie, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s Web site at www.emersonradio.com.

Forward Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.